Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: John Sztykiel, President & COO
Spartan Motors, Inc. -- 517/543-6400
or
Brian Edwards, Jeff Lambert (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Board Elects Outside Director as Chairman

CHARLOTTE, Mich., November 19, 2001--Spartan Motors, Inc. (Nasdaq: SPAR) today announced that its board of directors elected veteran automotive-and-heavy truck executive David R. Wilson to serve as chairman, beginning in June 2002.

Wilson, a director since 1996, will succeed Spartan Motors Founder George Sztykiel as chairman of the Company's board. The 71-year-old Sztykiel announced in January that he would not run for re-election. Sztykiel will also relinquish his role as chief executive officer of the Charlotte, Mich.-based manufacturer of custom fire trucks, emergency vehicles and recreational vehicle chassis in June 2002. He has held the chairman and CEO posts since 1992. An independent executive-search firm was hired in February 2001 to facilitate the process of selecting a new CEO. Wilson is chair of the special board committee conducting the CEO search.

Wilson, 65, is an independent consultant to the automotive and commercial vehicle industry specializing in marketing, product development and strategic planning. Prior to founding his consultancy, Wilson had a long and distinguished career in the automotive and heavy truck industries, working for a variety of global companies. He served as vice president of Volvo GM Heavy Duty Truck Corp., general manager of field operations for the commercial vehicle division of Mercedes Benz of North America and also spent more than 20 years at Chrysler Corporation with their truck group.

"The board has made an excellent choice in appointing David Wilson as chairman," George Sztykiel said. "David has brought considerable vision and resources to the board and management team over the past five years, and we are confident that his contributions will increase as the Company's chairman. His leadership and industry experience will be important assets as we emerge from the turnaround that's been taking place over the past year and begin implementing focused growth initiatives in our core markets."

The Spartan board also announced that it has accepted the resignations of two directors: automotive analyst Kim Korth, a director since January, and investment banker James Penman, who has served since 1997.

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SPARTAN/page 2

Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom platforms for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Luverne Fire Apparatus, Quality Manufacturing and Road Rescue, Inc.

The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements by the securities laws. These statements involve a number of risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and actual results may differ materially.

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